EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Primerica, Inc.:
We consent to the incorporation by reference in registration statement No. 333-173271 on Form S-3 and Nos. 333-165834 and 333-176508 on Form S-8 of Primerica, Inc. of our reports dated February 28, 2012, except as to Notes 1, 2, 6, 11, 12, 13, 14 and 19 and Schedules II and III, which are as of May 8, 2012, with respect to the consolidated balance sheets of Primerica, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated and combined statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, which reports appear in the Primerica, Inc. Form 8-K filed on May 8, 2012.
Our reports on the consolidated and combined financial statements and schedules dated February 28, 2012, except as to Notes 1, 2, 6, 11, 12, 13, 14 and 19 and Schedules II and III, which are as of May 8, 2012, refer to the completion in April 2010 of the Company’s initial public offering and a series of related transactions. Our reports also refer to the retrospective adoption of the provisions of ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, as of January 1, 2012, and the adoption of the provisions of FASB Staff Position Accounting Standards No. 115-2 and Financial Accounting Standards No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments – Debt and Equity Securities) as of January 1, 2009.

/s/ KPMG LLP
Atlanta, Georgia
May 8, 2012

EX 23.1-1